UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COHU, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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12367 Crosthwaite Circle

Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 6, 2020

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Meeting”) of Cohu, Inc. (“Cohu”) will be held at Cohu’s corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on Wednesday, May 6, 2020, at 1:00 p.m. Pacific Time, for the following purposes:

1.	To elect two (2) Class 1 directors, for a term of three years each.

2.	Advisory vote to approve Named Executive Officer (“NEO”) compensation.

3.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2020.

4.	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

While we intend to hold the Meeting in person at our corporate offices, we are actively monitoring the coronavirus situation (COVID-19). We are sensitive to the public health and travel concerns our stockholders may have and the restrictions that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual Meeting in person, we will announce alternative arrangements for the Meeting as promptly as practicable, which may include holding the Meeting solely by means of remote communication. We intend to update our plans by press release, Form 8-K, and on the Investor Relations section of our corporate website. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Only stockholders of record of Cohu as of the close of business on March 17, 2020 will be entitled to vote at the Meeting.

The holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the Meeting must be represented in person or by proxy to constitute a quorum for the Meeting. All stockholders are urged to vote by proxy or attending the meeting in person, subject to any updates that we may announce prior to the Meeting.

A complete list of the stockholders of record entitled to vote at the Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at Cohu’s corporate offices, for the examination of any stockholder during normal business hours for a period of ten days immediately prior to the Meeting.

Your vote is very important to us, and voting your proxy will ensure your representation at the Meeting. Whether or not you plan to attend the Meeting, we urge you to vote as soon as possible and submit your proxy via the Internet, or if you requested to receive printed proxy materials, by telephone or by signing, dating and returning your proxy card. If you attend the Meeting, you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.

By Order of the Board of Directors,

Thomas D. Kampfer
Secretary

Poway, California

March 25, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 6, 2020: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

This notice of our Annual Meeting of Stockholders and the accompanying proxy statement and form of proxy are being distributed and made available on or about March 25, 2020.

12367 Crosthwaite Circle

Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation (“Cohu”), of your proxy for use at the 2020 Annual Meeting of Stockholders to be held on Wednesday, May 6, 2020, at 1:00 p.m. Pacific Time at Cohu’s corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 (the “Meeting”).

Distribution

We are furnishing our proxy materials to our stockholders over the internet using “Notice and Access” delivery. We elected to use this method as it reduces the environmental impact of our Meeting and our print and distribution costs. On or about March 25, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and the Cohu 2019 Annual Report via the Internet and how to vote your proxy. This proxy statement, the accompanying proxy card and the Cohu 2019 Annual Report are being made available to stockholders on or about March 25, 2020. If you received the Notice of Internet Availability of Proxy Materials, you will not automatically receive a printed copy of Cohu’s proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Voting

On March 17, 2020, the record date fixed by our Board of Directors (the “Board”), Cohu had outstanding 41,461,352 shares of common stock. Only stockholders of record as of the close of business on March 17, 2020 will be entitled to vote at the Meeting and any adjournment thereof. We encourage you to read the entire Proxy Statement for more information prior to voting.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of the two (2) Class 1 directors nominated by the Board, an advisory vote on named executive compensation, and ratification of the appointment of Cohu’s independent registered public accounting firm. Each share of Cohu’s common stock you own entitles you to one vote for each proposal.

Methods of Voting

If you are a Cohu stockholder of record, you may vote by following the Internet voting instructions on your Notice of Internet Availability of Proxy Materials. If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for director, FOR the advisory vote to approve named executive compensation, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2020, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

If you are a beneficial owner of shares, your broker, bank, trustee, or other nominee may make telephone or Internet voting available to you. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee, or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voting over the Internet. If you are a stockholder of record, to vote over the Internet, please follow the instructions included on your Notice of Internet Availability of Proxy Materials.

Voting by Mail. If you are a stockholder of record and have requested a paper copy of the proxy materials you may vote by mail by signing and returning the proxy card in the prepaid and addressed envelope provided. If you do that, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. If you have requested a paper copy of the proxy materials you may vote by telephone by following the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. While we intend to hold the Meeting in person at our corporate offices, we are actively monitoring the coronavirus (COVID-19). We are sensitive to the public health and travel concerns our stockholders may have and the restrictions that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual Meeting in person, we will announce alternative arrangements for the Meeting as promptly as practicable, which may include holding the Meeting solely by means of remote communication. We intend to update our plan by press release, Form 8-K, and on the Investor Relations section of our corporate website. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name, and if you wish to vote such shares at the Meeting, you will need to bring with you to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this as a stockholder of record, you must:

•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the Meeting and vote in person.

If you are the beneficial owner of your shares (shares registered in the name of a broker, bank or other nominee), you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 17, 2020, must be present in person or represented by proxy in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non-votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, Cohu utilizes a majority voting standard in uncontested elections of directors. In an uncontested election, a director nominee must receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) in order to be elected. If the number of shares voted “Against” a director exceeds the number of shares voted “For” such director in any election, then the director nominee(s) would be requested to submit a letter of resignation and the Board would decide, through a process managed by the Nominating and Governance Committee, whether to accept the resignation. A contested election will generally include any situation in which Cohu receives a notice that a stockholder has nominated a person for election to the Board at a meeting of stockholders. A plurality voting standard continues to apply in contested director elections.

The affirmative vote of a majority of the shares of Cohu common stock cast at the Meeting is required for approval of the advisory vote on named executive compensation (Proposal No. 2), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 3), as described herein.

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 3). Your broker will not have discretion to vote on any of the other matters, which are “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals No. 1 and No. 2 and will not affect the outcome of these proposals. We strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions will have no effect on the election of directors (Proposal No. 1). Abstentions will be treated as being present and entitled to vote on the approval of the advisory vote on named executive compensation (Proposal No. 2), and the ratification of the appointment of Cohu’s independent registered public accounting firm (Proposal No. 3) and, therefore, will have the effect of votes “Against” these proposals.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at (858) 848-8106; or

•	viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu may engage, as necessary, an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Householding

Under “householding,” stockholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability of Proxy Materials unless one or more of these stockholders notifies us that they wish to receive individual copies. Stockholders who participate in householding will continue to be able to request and receive separate proxy cards. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding but you and other stockholders of record with whom you share an address received multiple copies of the Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of the Notice for your household, please contact: Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, CA 92064-6817. If you participate in householding and wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact Cohu’s Corporate Secretary as indicated above. Upon request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. Beneficial owners can request information about householding from their broker, banks, trustee, or other nominee.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2020

This proxy statement and Cohu’s Fiscal Year 2019 Annual Report are both available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cohu’s Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, two (2) Class 1 directors are standing for re-election for a term expiring in 2023. The shares represented by proxies in the accompanying form will be voted by the proxy holders in accordance with the instructions given by the voting stockholders. If no specific instructions are given, however, the shares will be voted for the election of the two (2) nominees named below. Should the nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors.

Mr. Robert L. Ciardella, currently a Class 1 director, is not standing for re-election. His term will expire at the Meeting, and we thank him for his service and many contributions to Cohu. Each of the two (2) director nominees currently serves as a member of the Board, and there is no family relationship between the nominees, other directors or any of Cohu’s officers. The following biographies describe the skills, qualities, attributes, and experience of the nominees that led our Board to determine that it is appropriate to nominate these directors.

Required Vote

Nominees that receive a majority of the votes cast for such nominee’s election (meaning the number of shares voted “For” a nominee must exceed the number of shares voted “Against” such nominee) will be elected as Directors. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the nominees named below.

Directors Whose Term Expires in 2023 (if elected) - Class 1
William E. Bendush, Director since 2011, age 71
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Bendush is the retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (AMCC), a communications semiconductor company where he served from 1999 to 2003. Mr. Bendush was a director of Microsemi Corp. from 2003 until the company was acquired in May 2018, and previously was a director of Conexant Systems, Inc.

We believe Mr. Bendush’s qualifications to sit on our Board include his extensive board and executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.

Nina L. Richardson, Director since 2019, age 61
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Ms. Richardson serves as managing director of Three Rivers Energy, Inc., a company she co-founded in 2003, and has been an independent consultant since March 2015. From February 2013 to February 2015, Ms. Richardson served as chief operating officer of GoPro, Inc. She has also held several executive positions of increasing responsibility at Flex Ltd, a global electronics and manufacturing service provider. Ms. Richardson also currently serves as a director of Silicon Laboratories Inc., a position she has held since January 2016; and as a director of Resideo Technologies, Inc., a position she has held since October 2018. She previously served as a director at Zayo Group Holdings, Inc. (2015-2018), Callidus Software, Inc. (2017-2018) and Silicon Graphics International Corp. (“SGI”) (2016).

We believe Ms. Richardson’s qualifications to sit on our Board include her extensive board and executive experience in engineering, manufacturing, sales, supply chain management and global operations. She has held executive positions in a variety of industry sectors including consumer electronics, technology, and manufacturing.

INFORMATION CONCERNING OTHER DIRECTORS NOT STANDING FOR ELECTION

Directors Whose Term Expires in 2021 - Class 2
Andrew M. Caggia, Director since 2014, age 71
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Caggia is the retired Senior Vice President and Chief Financial Officer of Standard Microsystems Corporation (SMSC), where he worked from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012. Prior to SMSC, Mr. Caggia was Senior Vice President and Chief Financial Officer of General Semiconductor, Inc. from 1997 to 2000.

We believe Mr. Caggia’s qualifications to sit on our Board include his extensive executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an “audit committee financial expert” under SEC guidelines.

Luis A. Müller, Director since 2014, age 50
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Dr. Müller has been the President and Chief Executive Officer of Cohu since December 28, 2014. His previous roles at Cohu include serving as President of Cohu’s Semiconductor Equipment Group from 2011 to 2014; Managing Director of Rasco GmbH from 2009 to 2011; Vice President of Delta Design’s High Speed Handling Group from 2008 to 2009; and Director of Engineering at Delta Design from 2005 to 2008. Prior to joining Cohu, Dr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development.

We believe Dr. Müller’s qualifications to sit on our Board include his extensive executive, including CEO, experience in the semiconductor equipment industry, broad knowledge of business development and strategy, semiconductor technologies, corporate governance and international operations.

Jorge L. Titinger, Director since 2018, age 58
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Titinger was President and Chief Executive Officer of SGI from February 2012 to November 2016. After SGI was acquired by Hewlett Packard Enterprise, he founded Titinger Consulting, a firm focused on providing strategy, corporate transformation, and culture advice to its clients. Mr. Titinger also served as President and Chief Executive Officer of Verigy Ltd. (“Verigy”) in 2011 and other senior executive roles at Verigy from 2008 to 2011. Prior to Verigy, he held senior executive positions with FormFactor, Inc. and KLA-Tencor Corporation. Mr. Titinger served as a director of Xcerra Corporation from 2012 until it was acquired by Cohu in 2018. He also currently serves as a director of CalAmp Corp., a position he has held since June 2015; as a director of Hercules Capital, Inc., a position he has held since October 2017; and as a director of Axcelis Technologies, Inc., a position he has held since August of 2019.

We believe Mr. Titinger’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the automatic test equipment and semiconductor capital equipment industries.

Directors Whose Term Expires in 2022 – Class 3
Steven J. Bilodeau, Director since 2009, age 61
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Bilodeau is the retired President and Chief Executive Officer of SMSC, a semiconductor manufacturer, where he served from 1999 until 2008. Mr. Bilodeau served as a director of Maxwell Technologies from May 2016 and was appointed Chairperson in May 2017 until its sale to Tesla in May 2019. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC’s Chairperson of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp., Conexant Systems, Inc. and Gennum Corporation.

We believe Mr. Bilodeau’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau was first appointed Lead Independent Director of the Board in May 2018.

Lynne J. Camp director since 2019, age 62
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Ms. Camp is the owner and founder of Lynne Camp, LLC, a consulting and executive coaching services firm she created in 2012. Previously, Ms. Camp was the Vice President of the Performance Instruments business at Tektronix, Inc., an industry-leading test and measurement equipment manufacturing company, from 2006 to 2007, and Danaher Corporation from 2007 to 2011 after it acquired Tektronix. Prior to joining Tektronix/Danaher, Ms. Camp spent 26 years with Hewlett-Packard and Agilent Technologies, where she held several senior positions including Vice President roles of HP/Agilent’s Remarketing Solutions group, Wireless Test Business group, Communications Test Equipment Services group, Multi-Industry Solutions group and Systems Generation and Delivery group.

We believe Ms. Camp’s qualifications to sit on our Board include her extensive executive experience in the high technology industry and her knowledge of business strategy, product development, international operations, and leadership development.

James A. Donahue, Director since 1999 (non-executive Director since 2015), age 71
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Donahue has been the non-executive Chairperson of Cohu since December 24, 2015. Prior to this he served as Executive Chairperson of Cohu from December 28, 2014 to December 24, 2015, and as Chairperson of the Board from 2010 until 2014. Mr. Donahue was President and Chief Executive Officer of Cohu from June 2000 to December 2014, and President and Chief Operating Officer of Cohu from 1999 to 2000. He also served concurrently as President of Delta Design, Inc., a wholly owned subsidiary of Cohu from 1983 to 2010. Mr. Donahue also previously served as a director of SMSC from 2003 until 2012.

We believe Mr. Donahue’s qualifications to sit on our Board include his extensive board and executive, including CEO, experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

At our 2017 annual meeting, our Board recommended and our stockholders approved holding an advisory vote on the compensation of our NEOs every year. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to cast an advisory vote to approve the compensation of our NEOs as described in this proxy statement.

At last year’s Meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2019 Annual Meeting of Stockholders. At our 2019 Annual Meeting, our stockholders approved the proposal, with approximately 98% of the votes cast voting in favor of the proposal.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. This year, we are again asking our stockholders to vote “FOR” the compensation of our NEOs as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the Compensation Discussion and Analysis section of this proxy statement (the “CD&A”), the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	to pay for performance;

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and business objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the CD&A beginning on page 23 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to Cohu’s recent and long-term success.

Required Vote

A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Cohu approve, in a non-binding vote, the compensation of Cohu’s NEOs as disclosed pursuant to the CD&A, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to Cohu’s 2020 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on Cohu, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors unanimously recommends that you vote “FOR” approval, on an advisory basis, of the resolution on executive compensation.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2020. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 28, 2019, and also provided certain tax services. See “Principal Accounting Fees and Services” on page 22. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement. Ernst & Young LLP (or its predecessor firms) has been Cohu’s independent registered public accounting firm since 1956.

Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2020. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 3. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 26, 2020.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

Cohu has adopted standards for director independence pursuant to Nasdaq listing standards and SEC rules, and previously adopted more restrictive guidelines (than set forth by Nasdaq) on the independence of former employee directors and the amounts of compensation for professional services that can be accepted. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has determined that seven (7) of its directors, Mses. Camp and Richardson and Messrs. Bendush, Bilodeau, Caggia, Ciardella, Titinger, are independent directors in accordance with Nasdaq listing standards and SEC rules. In addition, the Board has also considered and determined that:

•	all directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable Nasdaq listing standards and SEC rules,

•	all members of the Audit and Compensation Committee meet the additional independence requirements as required by Nasdaq listing standards and SEC rules; and

•

Current members of the Audit Committee, Messrs. Bendush and Caggia (both independent members of the Board under Nasdaq guidelines), each qualifies as an “audit committee financial expert” under SEC guidelines.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has nine (9) directors. However, with Mr. Ciardella’s pending retirement, the Board intends to reduce its size to eight (8) directors as of the Meeting date. Our Board has the following three standing committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership and function of each of the committees are described below, and we believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the Nasdaq Global Select Market and applicable SEC rules and regulations. Each of the committees operates under a written charter adopted by the Board, and each of the charters are available on Cohu’s website at https://cohu.gcs-web.com/corporate-governance/documents-charters.

During 2019, the Board held eleven (11) meetings. Each director attended at least 75% of all Board and applicable committee meetings on which they served and held during the period for which they were directors or committee members. Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage all of our directors to attend annual meetings of Cohu stockholders and all of our directors who were then serving as directors attended the 2019 Annual Meeting.

Cohu’s Corporate Governance Guidelines set forth the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down committee membership, as of the date of this proxy statement, for each committee and each director.

Nominating and
Name of Director	Audit	Compensation	Governance
Independent Directors:
William E. Bendush	Chair		X
Steven J. Bilodeau (1)		Chair	X
Andrew M. Caggia	X		Chair
Lynne J. Camp (2)		X
Robert L. Ciardella (3)			X
Nina L. Richardson (2)	X
Jorge L. Titinger		X

Total committee size:	3	3	4

Other Directors:
James A. Donahue
Luis A. Müller

Number of Meetings in 2019	6	6	8

(1)	Lead Independent Director.
(2)	Mses. Camp and Richardson were appointed to the Board effective September 4, 2019 and October 1, 2019, respectively.
(3)	Mr. Ciardella is not standing for re-election and his term will expire as of the Meeting date.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee reviews the results of the independent registered public accounting firm’s annual audit and quarterly reviews, including the communications required by the PCAOB; prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm and the lead audit engagement partner and reviews rotation of lead audit engagement partner; reviews and approves the scope of the annual audit, the audit fee and the financial statements; assesses the independence of the independent registered public accounting firm; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial and accounting matters; oversees the work of internal auditors; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is set forth on page 21 and the charter of the Audit Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and prepares an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is set forth on page 41. The charter of the Compensation Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, including the annual evaluation of the Board and its committees; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, providing input to the performance evaluation of the CEO; reviewing and recommending proposed changes to Cohu’s articles or bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for-profit or non-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members; and monitor industry trends regarding corporate responsibility and sustainability efforts, including the impact of environmental and social issues on Cohu. The Chair of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at https://cohu.gcs-web.com/corporate-governance/documents-charters.

Board Leadership Structure, Risk Oversight

Board Leadership Structure

As of the date of this proxy statement, our Board is currently comprised of seven (7) independent directors, one (1) former employee director (former CEO of Cohu), and one (1) employee director. One of our independent directors, Mr. Ciardella, is not standing for re-election at the Meeting, and as of the Meeting date, the Board intends to reduce the size of the Board to eight (8) directors. Our corporate governance principles provide that the Board will fill the Chairperson and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairperson of the Board. Our Board evaluates its leadership structure and elects the Chairperson and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of Cohu and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairperson of the Board and Chief Executive Officer, the positions are currently held by separate individuals.

Separating the positions of Chief Executive Officer and Chairperson of the Board allows our Chief Executive Officer to focus on the day-to-day operations and strategy of our business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Dr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Chairperson, in combination with Mr. Bilodeau’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

Cohu’s Corporate Governance Guidelines provide for the circumstances in which the Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairperson is not present, calling meetings of independent directors, serving as a liaison between the independent directors and the Chairperson and CEO, and performing such other duties and responsibilities as the Board may determine.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our Audit Committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our Compensation Committee oversees risks related to our compensation policies to ensure that our compensation programs do not encourage unnecessary risk-taking. Finally, our full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors”. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications”.

Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Cohu, Inc.
12367 Crosthwaite Circle
Poway, CA 92064-6817

In addition, the bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s bylaws, see “Stockholder Proposals - 2021 Annual Meeting” on page 49.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at https://cohu.gcs-web.com/corporate-governance/documents-charters and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have high professional and personal ethics and values, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director will seek to represent the diverse interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, diversity, experience and capability on the Board. The Board believes it is important for the Board to have diversity of knowledge base, life perspectives, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or, in the absence of the Lead Independent Director, the Chair of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. Communications are distributed to our Board, or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2019, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

Annual Retainer:	2019 (1)
Chairperson of the Board	$95,000
Lead Independent Director	$75,000
Other Directors	$60,000
Annual Fees for Committee Chairs:
Audit Committee	$22,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Annual Fees for Other Committee Members:
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

(1)

After considering the uncertainty and adverse business impacts of the COVID-19 virus pandemic, the Board met on March 23, 2020 and proactively approved temporary cash retainer and fee reductions for non-employee directors in the amount of 20%, effective as of second fiscal quarter 2020.

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu 2005 Equity Incentive Plan (the “2005 Plan”) members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, Cohu will grant deferred stock units (“DSUs”) in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock. Mr. Ciardella elected to defer 100% of his 2019 cash-based non-employee director fees.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of restricted stock units or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or following an increase in the director’s annual cash retainer or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and, once met, subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

Equity compensation for non-employee directors during 2019 was as follows:

Initial appointment:

RSUs with a total value of $125,000, but the total value of such grant is prorated based on the period of time between appointment as director and the next scheduled director annual equity grant date

Annual grants:

RSUs with a total value of $125,000

Each RSU represents a contingent right to receive one share of Cohu common stock upon vesting. Assuming continued service on the Board, the RSUs granted to non-employee directors upon their initial appointment to the Board will vest over three years, and shares are issued in three equal annual installments beginning one year after the date of grant. The annual RSU awards vest over approximately one year, and shares are issued upon the earlier to occur of the one-year anniversary of the grant date or the next annual meeting of stockholders. RSUs may be accelerated upon a change in control, as defined in the 2005 Plan.

On May 8, 2019, 6,944 RSUs were awarded to each of Messrs. Bendush, Bilodeau, Caggia, Ciardella, Donahue and Titinger. Upon joining the board on September 4, 2019, 6,893 RSUs were awarded to Ms. Camp, and upon joining the board on October 1, 2019, 5,768 RSUs were awarded to Ms. Richardson. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu common stock at the end of the required RSU vesting period. Messrs. Caggia, Ciardella and Titinger elected to defer the settlement of 100% of their 2019 RSU grants under the 2005 Plan. Upon vesting of their RSUs, the deferred amounts will be credited in the form of DSU awards and ultimately payable, including dividends accrued during the deferral period, in shares of Cohu common stock. The DSUs will be settled upon the first to occur of cessation of service as a director for any reason, a change in control of Cohu or a future date selected at the time of deferral.

Medical Benefits

Mr. Donahue, who is a retired executive officer of Cohu, and his spouse receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are no longer offered to any other retired Cohu employees.

2019 DIRECTOR COMPENSATION

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2019.

	Fees
	Earned
	or Paid	Stock	All Other
	in Cash	Awards	Compensation
Name	($)	($) (1)	($) (2)	Total ($)
William E. Bendush	91,471	123,339	-	214,810
Steven J. Bilodeau (3)	103,654	123,339	-	226,993
Andrew M. Caggia (3)	80,000	123,339	-	203,339
Lynne J. Camp (4)	21,490	79,769	-	101,259
Robert L. Ciardella (3)	65,000	123,339	-	188,339
James A. Donahue	95,000	123,339	33,053	251,392
Ritu C. Favre (5)	28,558	-	-	28,558
Nina L. Richardson (4)	17,500	71,298	-	88,798
David G. Tacelli (5)	21,923	-	-	21,923
Jorge L. Titinger (3)	67,500	123,339	-	190,839

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2019 calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 28, 2019, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 28, 2019, Messrs. Bendush, Bilodeau, Caggia, Ciardella and Donahue each had 6,944 unvested RSUs outstanding and Mr. Titinger had 8,769. Mses. Camp and Richardson had 6,893 and 5,768 unvested RSUs outstanding, respectively.

(2)	Amount shown for Mr. Donahue is for reimbursement of health insurance premiums and other medical costs for him and his spouse not covered by insurance.

(3)

During the year ended December 28, 2019, Messrs. Caggia, Ciardella and Titinger elected to defer settlement of their RSUs under the 2005 Plan and Mr. Ciardella also elected to defer his cash director fees. The deferred amounts are credited in the form of DSU awards and ultimately payable in shares of Cohu common stock, if the director ceases to be a director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral. As of December 28, 2019, Messrs. Bilodeau, Caggia and Ciardella had 85,656 and 10,330 and 24,914 DSUs, respectively.

(4)	Mses. Camp and Richardson were appointed to the Board effective September 4, 2019 and October 1, 2019, respectively.

(5)	Mr. Tacelli retired and did not stand for re-election effective May 8, 2019, and Ms. Favre resigned from the Board effective May 27, 2019.

CORPORATE GOVERNANCE

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at https://cohu.gcs-web.com/corporate-governance/documents-charters. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

CODE OF BUSINESS CONDUCT AND ETHICS

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and

●	accountability for adherence to the Code of Conduct.

The Code of Conduct is available at https://cohu.gcs-web.com/corporate-governance/documents-charters. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Conduct on our website within four business days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Cohu’s common stock as of February 27, 2020, by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each NEO included in the “2019 Summary Compensation Table”; and (iv) all directors and named executive officers as a group. Unless otherwise noted below, the address of each person listed on the table is c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.

	Beneficially owned	Common stock		Percent
Name and address of beneficial owner	common stock	equivalents (1)	Total	of class (2)
Ameriprise Financial, Inc. (3)	2,783,954	-	2,783,954	6.72%
145 Ameriprise Financial Center Minneapolis, MN 55474

Barrow, Hanley, Mewhinney & Strauss, LLC (4)	2,155,669	-	2,155,669	5.20%
2200 Ross Avenue, Dallas, TX 75201

BlackRock, Inc. (5)	6,397,348	-	6,397,348	15.43%
55 East 52nd Street, New York, NY 10055

Columbia Management Investment Advisers, LLC (6)	2,078,621	-	2,078,621	5.01%
225 Franklin St. Boston, MA 02110

Dimensional Fund Advisors LP (7)	2,721,443	-	2,721,443	6.57%
6300 Bee Cave Road, Austin, TX 78746

The Vanguard Group (8)	2,408,752	-	2,408,752	5.81%
100 Vanguard Blvd. Malvern, PA 19355

Wellington Management Group LLP (9)	3,346,697	-	3,346,697	8.07%
250 Park Ave South, Winter Park, FL 32789

William E. Bendush	27,371	10,000	37,371	*
Steven J. Bilodeau (10)	63,355	-	63,355	*
Christopher G. Bohrson	11,343	-	11,343	*
Andrew M. Caggia (11)	30,045	10,000	40,045	*
Lynne J. Camp	-	-	-	*
Robert L. Ciardella (12)	93,890	-	93,890	*
James A. Donahue	351,580	186,699	538,279	1.30%
Jeffrey D. Jones	112,360	72,222	184,582	*
Thomas D. Kampfer	3,273	-	3,273	*
Luis A. Müller	217,063	23,000	240,063	*
Nina L. Richardson	-	-	-	*
Pascal Rondé	51,435	-	51,435	*
Jorge L. Titinger	16,664	-	16,664	*

All directors and named executive officers
as a group (13 persons)	978,379	301,921	1,280,300	3.07%

* Less than 1%

(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of February 27, 2020.
(2)

Computed on the basis of 41,452,753 shares of Cohu common stock outstanding as of February 27, 2020, plus, with respect to each person holding options to purchase Cohu common stock exercisable within 60 days of February 27, 2020, the number of shares of Cohu common stock issuable upon exercise thereof.

(3)

According to Schedule 13G filed with the SEC on February 14, 2020, Ameriprise Financial, Inc. reported that it had no sole voting or dispositive power and shared voting and dispositive power with respect to 2,662,961 and 2,783,954 shares, respectively.

(4)

According to Schedule 13G filed with the SEC on February 12, 2020, Barrow, Hanley, Mewhinney & Strauss, LLC reported that it had sole voting and dispositive power with respect to 1,608,236 and 2,155,669 shares, respectively and shared voting power with respect to 547,433 shares and no shared dispositive power with respect to these shares.

(5)

According to Schedule 13G filed with the SEC on February 4, 2020, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 6,307,736 and 6,397,348 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(6)

According to Schedule 13G filed with the SEC on February 14, 2020, Columbia Management Investment Advisers, LLC reported that it had no sole voting or dispositive power and shared voting and dispositive power with respect to 1,957,628 and 2,078,621 shares, respectively.

(7)

According to Schedule 13G filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 2,633,458 and 2,721,443 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(8)

According to Schedule 13G filed with the Securities SEC on February 12, 2020, The Vanguard Group reported that it had sole voting and dispositive power with respect to 38,343 and 2,372,646 shares, respectively and shared voting and dispositive power with respect to 2,675 and 36,106 shares, respectively.

(9)

According to Schedule 13G filed with the SEC on January 8, 2020, Wellington Management Group LLP reported that it had shared voting and shared dispositive power respect to 2,977,416 and 3,346,697 shares, respectively, and no sole voting or dispositive power with respect to these shares.

(10)	Beneficially owned common stock includes 63,355 deferred stock unit awards issued pursuant to the 2005 Plan.
(11)	Beneficially owned common stock includes 10,357 deferred stock unit awards issued pursuant to the 2005 Plan.
(12)	Beneficially owned common stock includes 7,036 deferred stock unit awards issued pursuant to the 2005 Plan.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 28, 2019, its executive officers, directors and 10% stockholders timely complied with all Section 16(a) filing requirements, except on July 2, 2019, a Form 4/A was filed for Mr. Bohrson to correct an inadvertent error in the amount of securities disposed of and beneficially owned as of June 4, 2019.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of three (3) independent directors, as defined in the Nasdaq listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chair), Andrew M. Caggia and Nina L. Richardson.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 28, 2019 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board (“PCAOB”) and the applicable requirements of the SEC.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.

Summary

Based upon the Audit Committee’s review and discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 28, 2019, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2020 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2020.

This report is submitted by the Audit Committee.

William E. Bendush (Chair)         Andrew M. Caggia         Nina L. Richardson

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 28, 2019 and December 29, 2018.

(in thousands)	2019	2018 (5)
Audit Fees (1)	$2,811	$3,185
Audit-Related Fees (2)	-	332

Tax Fees:
Tax Compliance (3)	856	1,200
Tax Planning and Advice (4)	1,052	461
	1,908	1,661
Total	$4,719	$5,178

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2019 and 2018, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)

Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees include accounting consultation services related to business acquisitions and divestitures and other attestation services. Audit-related fees incurred in 2018, were for due diligence related services provided in conjunction with the acquisition of Xcerra.

(3)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.

(4)	Tax planning and advisory fees were primarily driven by legal entity consolidation and restructuring initiatives arising from the Xcerra acquisition.

(5)	Audit fees, tax compliance fees and tax planning and advice fees reported for 2018, have been adjusted for invoices received after the filing date of Cohu’s 2019 proxy statement.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2019 compensation program for our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of Cohu at the end of 2019. These individuals were:

■	Luis A. Müller, President and Chief Executive Officer (our “CEO”);

■	Jeffrey D. Jones, Vice President Finance and Chief Financial Officer;

■	Christopher G. Bohrson, Senior Vice President and General Manager Test Handler Group;

■	Thomas D. Kampfer, Vice President Corporate Development, General Counsel and Secretary; and

■	Pascal Rondé, Senior Vice President Global Customer Group.

We refer to our named executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as our “NEOs”. This Compensation Discussion and Analysis provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our NEOs for 2019, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving our NEOs during 2019.

Executive Summary

2019 Business Highlights

Amid a soft semiconductor market environment, Cohu achieved the fourth consecutive year of sales growth in fiscal 2019:

■	Sales were up 29% year-over-year to $583.3 million, driven by our 2018 acquisition of Xcerra Corporation, with a 4-year compound annual growth rate of 21%;

■	Non-GAAP earnings per share were $0.09;

■	Delivering $40 million of annual run-rate cost synergies from the Xcerra integration; and

■	We returned $9.8 million to stockholders through quarterly cash dividends.

2019 Executive Compensation Notable Actions

Consistent with our performance and the aggressive compensation objectives established for 2019 as impacted by the challenging market realities, the Compensation Committee approved the following compensation actions for NEOs for 2019:

■	Implemented a temporary base salary reduction, in July 2019, of 5%;

■	Paid our NEOs annual cash incentives ranging from 33% to 45% of their target annual cash incentive opportunity, including an annual cash incentive of 45% of target to our CEO; and

■

Granted long-term incentive compensation in the form of time-based restricted stock units (“RSUs”) and performance share units (“PSUs”) to be earned based on our total stockholder return (“TSR”) relative to a pre-selected comparator group for a 3-year period from 2019 through 2021. Our CEO received a grant of 59,121 RSUs and 59,121 PSUs at target performance.

Pay for Performance

Our Board of Directors believes that the compensation of our NEOs for 2019 was reasonable and appropriate, is justified by our performance, and carefully balances both time-based and performance-based compensation elements. The following chart illustrates the mix of elements of the target total direct compensation opportunity for our CEO for 2019.

Further, the compensation of our NEOs over the previous five years demonstrates the alignment between pay and performance. The variable cash compensation for our NEOs for each year from 2015 through 2019 varied from 33% to 152% of their target annual cash incentive opportunities based on our financial performance. For example:

■

In 2015, we delivered strong sales and profitability while executing several key strategic objectives, including the divestment of non-core businesses. All NEOs received variable cash compensation near their target amounts ranging from 100% to 107% of their target annual cash incentive opportunities.

■

In 2016, our results were again strong, and we executed the acquisition of Kita Manufacturing. All NEOs received variable cash compensation above their target amounts ranging from 114% to 119% of their target annual cash incentive opportunities.

■

In 2017, we had another successful year where we delivered strong results above annual plan and executed on our strategic objectives. All NEOs received variable cash compensation above their target amounts ranging from 138% to 152% of their target annual cash incentive opportunities.

■

In 2018, we delivered good results despite softening market conditions in the second half of the year, particularly in the mobility and automotive segments, and slowing growth in China consumer spending. We executed the transformative acquisition of Xcerra, doubling our sales and employee population, based on the last twelve months immediately preceding the acquisition. NEOs received variable cash compensation amounts ranging from 89% to 117% of their target annual cash incentive opportunities.

■

2019, as discussed above, was a challenging year. Cohu achieved the fourth consecutive year of sales growth in a weak semiconductor market while implementing the integration of Xcerra, delivering $40 million in annual run-rate cost synergies at year-end. This resulted in variable cash compensation to our NEOs ranging from 33% to 45% of their target annual cash incentive opportunities, which reflected the aggressive performance targets established for the 2019 plan year.

Since 2012, all NEOs have had some portion of their long-term incentive compensation based on PSUs that require achievement of business goals to earn a payout. Starting in 2015, the PSU portion of the long-term incentive program is earned based solely on our TSR relative to a pre-selected comparator group of companies. The weighting of these PSUs in relation to time-based RSU grants has also evolved over the years and currently stands at 50% of each NEO’s total annual equity grant value. Our NEOs have earned from a low of 25% of their target award for the 2016 Long-Term Incentive program to a high of 180% of their target award for the 2014 long-term incentive program.

While the past five years indicate that the program effectively rewards our executive officers when we deliver superior performance and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee will continue to review the executive compensation program to ensure it reflects the correct balance between short-term financial performance and long-term stockholder return. For example, in March 2016, the Compensation Committee increased the performance period for the TSR measurement to three years to enhance the focus on long-term results. This formula is described in detail in the section entitled “Long-Term Incentive Compensation” below.

2019 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2019:

■	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

■

Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2019 compensation and governance reviews. This consultant performed no other consulting or services for us.

■

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

■

Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on Cohu.

■

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

-

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

-	No Defined Benefit Pension Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements for our executive officers;

-	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers;

-

No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits other than standard relocation benefits and tax equalization agreements related to expatriate assignments;

-

No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits with the exception of certain potential immaterial payments of COBRA premiums under specific circumstances;

-

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of Cohu plus a qualifying termination of employment before payments and benefits are paid), although the vesting of equity awards will accelerate in full if the awards are not assumed or replaced by an acquiring corporation;

-	Performance-Based Incentives. We use performance-based short-term and long-term incentives and do not have common or overlapping metrics between these programs;

-	Incentive Compensation Recoupment Policy. Incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated;

-	Multi-Year Vesting Requirements. The equity awards granted to our executive officer’s vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

-	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers and directors, from hedging or pledging any Company securities; and

-	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers and directors that require each of them to beneficially own a specified value of shares of our common stock.

2019 Stockholder Advisory Vote on Executive Compensation

At our 2019 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2018 compensation of our NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved, in a non-binding vote, the 2019 compensation of our NEOs, as disclosed in our proxy statement for the 2019 Annual Meeting of Stockholders, with approximately 98% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ strong support of our executive compensation program. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including our NEOs.

Based on the results of a previous stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of our NEOs (commonly known as a “Say-When-on-Pay” vote) conducted at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

■	attract, reward and retain our executive officers;

■	motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and

■	support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

■	we pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and

■	we pay for performance by:

-	providing a short-term cash incentive opportunity that is based on challenging financial and individual performance objectives for our executive officers; and

-

providing long-term incentive opportunities in the form of a combination of RSU awards, PSU awards, and/or stock options that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short-term and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of the NASDAQ. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of our executive officers’ compensation arrangements). In determining the overall compensation arrangements for our executive officers, including our NEOs, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

■	the recommendations of our CEO (except with respect to his own compensation) as described below;

■	our corporate growth and other elements of financial performance;

■	the individual performance of each executive officer, including his or her achievement of management objectives;

■	a review of the relevant competitive market data, as described below;

■	the skill set, prior experience, and tenure of the executive officer;

■	the role and responsibilities of the executive officer;

■	the past and expected future contribution of the executive officer;

■	internal pay consistency for similar positions or skill levels within Cohu; and

■	external pressures to attract and retain talent and overall market conditions.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of Cohu, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at the Corporate Governance section of our website www.cohu.com.

Role of Management

On occasion, the Compensation Committee meets with our CEO and/or our other executive officers and our Vice President of Human Resources to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2019, the Compensation Committee met with Dr. Müller, our CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including our NEOs (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data, an internal equity analysis and individual performance factors. The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has changed several of our CEO’s compensation proposals and regularly seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2019, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held regular executive sessions not attended by any members of management or non-independent members of our Board of Directors. The Compensation Committee held discussions and made its decisions with respect to our CEO’s compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, including our NEOs, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than our executive officers, including our NEOs.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. In 2019, the Compensation Committee engaged Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation. The Chair of the Compensation Committee reviewed and approved all payments to Compensia.

It has been the Compensation Committee’s practice to have Compensia prepare a comprehensive executive compensation analysis in alternating years and update this analysis in interim years only if warranted by changing conditions. As a result of the Xcerra acquisition and its impact on the scope of director and executive responsibilities, the Compensation Committee engaged Compensia to prepare full director and executive compensation analyses in September 2018 and December 2018, respectively. In 2019, the Compensation Committee directed Compensia to report on trends in executive and director compensation policies and practices, corporate governance, and to conduct a compensation-related risk assessment of our compensation programs in 2019.

Compensia reports directly to the Compensation Committee, although one or more of its consultants met with management for purposes of gathering information on the compensation proposals that management submitted to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of Nasdaq. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including our NEOs, for 2019, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. In making its decisions, the Compensation Committee evaluates this data and analysis as an important reference point but does not reach its conclusions on a formulaic basis. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee after reviewing data prepared by Compensia and input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies headquartered in the U.S. in the semiconductor capital equipment and electronic capital equipment and instrumentation sectors that were comparable to us on the basis of 0.4x – 2.5x revenue, 0.25 – 5.0x our market capitalization, and that had similar scope of operations, and which the Compensation Committee believed compete with us for executive talent.

As of March 2019, the compensation peer group consisted of the following 17 companies:

Advanced Energy Industries	Nanometrics
Axcelis Technologies	Novanta
Brooks Automation	OSI Systems
Cabot Microelectronics	Photronics
Cirrus Logic	Rudolph Technologies
Entegris	Synaptics
FormFactor	Ultra Clean Holdings
Kulicke & Soffa	Veeco Instruments
MTS Systems

In December 2019, the Compensation Committee revised the compensation peer group due to the merger of two current members: Nanometrics and Rudolph Technologies. As the surviving entity of this merger, Onto Innovation, still met the peer group financial and product profile, it was added to the peer group now consisting of 16 companies.

For 2020, the compensation peer group now consists of the following 16 companies:

Advanced Energy Industries	MTS Systems
Axcelis Technologies	Novanta
Brooks Automation	Onto Innovation
Cabot Microelectronics	OSI Systems
Cirrus Logic	Photronics
Entegris	Synaptics
FormFactor	Ultra Clean Holdings
Kulicke & Soffa	Veeco Instruments

Generally, data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly available sources, including publicly available databases. Peer company data is gathered with respect to base salary, target annual incentive opportunities, equity awards (including stock options, RSU awards, and PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford High-Technology Executive Compensation survey for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

■	Our executive compensation program consists of six principal elements:

■	base salary;

■	annual cash incentive opportunities;

■	long-term incentive compensation in the form of equity awards;

■	deferred compensation benefits;

■	welfare and health benefits, including a Section 401(k) plan; and

■	limited perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary, appropriate and when combined are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as to be equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including our NEOs, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

On December 11, 2018, the Compensation Committee, based on the recommendations of Dr. Müller and a review of market salary data performed by Compensia in December 2018, as well as the other factors described above, including specifically the expanded scope of responsibilities that certain officers including certain NEOs had assumed upon the acquisition of Xcerra, approved base salary increases for our executive officers including our NEOs.

Effective on January 1, 2019, the annual base salaries of our NEOs were as follows:

	2018	2019
	Base	Base	Percentage
Named Executive Officer	Salary	Salary	Change
Luis A. Müller	$595,000	$595,000	0.0%
Jeffrey D. Jones	$342,680	$380,000	10.9%
Christopher G. Bohrson	$277,002	$350,000	26.4%
Thomas D. Kampfer	$293,550	$335,000	14.1%
Pascal Rondé (1)	$363,421	$363,421	0.0%
(1)	Mr. Rondé is paid in Euros and the base salary rates above have been converted to U.S. Dollars as required by SEC rules.

On May 9, 2019, the Compensation Committee approved Dr. Müller’s request and authorized him at his discretion to implement a temporary salary reduction to any of his direct reports, including any NEO. After considering market conditions in our industry, the 2019 business outlook and continuing geopolitical uncertainties, effective July 29, 2019, we implemented a temporary five percent base salary reduction program to certain officers, including the chief executive officer and each of the other NEOs. These base salary reductions were reversed as of February 24, 2020, but no incremental base salary increases were authorized for 2020. Thereafter, upon considering the uncertainty and adverse business impacts of the COVID-19 virus pandemic, the Compensation Committee met on March 24, 2020 and proactively approved temporary base salary reductions for our NEOs, as set forth below.

	January 1, 2019	July 29, 2019	February 24, 2020	April 6, 2020
Named Executive Officer	Base Salary	Base Salary	Base Salary	Base Salary
Luis A. Müller	$595,000	$565,250	$595,000	$476,000
Jeffrey D. Jones	$380,000	$361,000	$380,000	$323,000
Christopher G. Bohrson	$350,000	$332,500	$350,000	$297,500
Thomas D. Kampfer	$335,000	$318,250	$335,000	$284,750
Pascal Rondé (1)	$363,421	$346,956	$358,400	$304,639
(1)	Mr. Rondé is paid in Euros and the base salary rates above have been converted to U.S. Dollars as required by SEC rules.

The base salaries of our NEOs during 2019 are set forth in the “2019 Summary Compensation Table” below.

Annual Cash Incentives

Each year, the Compensation Committee approves an annual management incentive plan for our executive officers, including our NEOs, to encourage and award their achievement of our financial and operational objectives as set forth in our annual operating plan. Under this annual management incentive plan, the Compensation Committee establishes an incentive formula that is applied to the actual level of achievement for each of the selected performance measures. The incentive formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual incentives paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the annual management incentive plan provides that an executive officer must be an employee when the incentives for the year is paid. The annual management incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any incentives paid under the plan, even if the applicable performance objectives have been achieved. Historically, incentives have been payable in cash unless an executive officer elects to defer all or part of his or her incentive into the Cohu, Inc. Deferred Compensation Plan.

On February 6, 2019, the Compensation Committee adopted the annual management incentive plan for 2019 (the “2019 MIP”). The 2019 MIP was adopted pursuant to the Cohu 2005 Equity Incentive Plan (the “2005 Plan”).

Target Annual Cash Incentive Opportunities

For purposes of the 2019 MIP, our CEO made recommendations to the Compensation Committee with respect to target annual cash incentive opportunities (expressed as a percentage of base salary) for each of our executive officers, including our NEOs (except with respect to his own target annual cash incentive opportunity). The target annual cash incentive opportunities approved by the Compensation Committee for our NEOs, and the range of the potential incentive, as a percentage of base salary, were as follows:

		Range of Possible 2019
Named Executive Officer	Target Annual Cash Incentive Opportunity	Incentive Awards as Percentage of Base Salary
Luis A. Müller	100%	0% - 166.7%
Jeffrey D. Jones	70%	0% - 116.7%
Christopher G. Bohrson	60%	0% - 100%
Thomas D. Kampfer	50%	0% - 83.3%
Pascal Rondé	60%	0% - 105%

Performance Measures

For purposes of the annual management incentive plan, the Compensation Committee may select one or more performance measures from a range of performance measures specified in the 2005 Plan. For purposes of the 2019 MIP, the Compensation Committee selected two financial performance measures for our executive officers:

●	sales; and

●	non-GAAP operating income.

The Compensation Committee selected these two performance measures because they believe sales reflect the overall acceptance of the market for our products and non-GAAP operating income reflects how effectively management delivered our products to our customers during the year. Sales targets were based on our consolidated results for the year, except in the case of Mr. Bohrson whose responsibilities covered only the Test Handler business.

For purposes of the 2019 MIP, “non-GAAP operating income” was calculated by adjusting our 2019 actual results prepared under GAAP to exclude charges for share-based compensation, the amortization of acquired intangible assets, restructuring costs, manufacturing transition costs, employee severance costs, acquisition-related costs, accelerated depreciation from plant, property and equipment step-up, purchase accounting inventory step-up included in cost of sales, and the reduction of an uncertain tax position liability and related indemnification receivable. This methodology is identical to that used in our quarterly earnings press releases. A reconciliation of GAAP to non-GAAP operating income used for the 2019 MIP is included as Appendix A to this proxy statement.

In addition, the Compensation Committee determined that each executive officer’s annual cash incentive would be based, in part, on his or her individual performance as measured against multiple management objectives, which included, among other things, specific quantitative and qualitative goals in the areas of market expansion, business development, implementation of improved business systems and processes, operating and financial performance, and/or new product development.

The weighting of these corporate and individual performance measures for purposes of the 2019 MIP for each NEO were as follows:

		Non-GAAP	Individual
		Operating	Management
Named Executive Officer	Sales	Income	Objectives
Luis A. Müller	33%	33%	33%
Jeffrey D. Jones	33%	33%	33%
Christopher G. Bohrson	33%	33%	33%
Thomas D. Kampfer	33%	33%	33%
Pascal Rondé	50%	25%	25%

The performance measures and their respective weightings were selected to reflect the principal role and responsibilities of each of our executive officers. The Compensation Committee determined that using our consolidated results for non-GAAP operating income and sales, except as noted above, were appropriate for all executive officers given their responsibilities for the overall success of our business.

In addition, to further motivate our executive officers and based on a competitive market analysis prepared by Compensia, the Compensation Committee determined that the following features would apply to the 2019 MIP:

■

with respect to the portion of the annual cash incentive related to the sales performance measures, no amount would be paid unless such sales were at least 85%, of our target levels as reflected in our annual operating plan; and

■

the threshold, target, and maximum performance and payout levels for the sales performance measures were scaled to provide both greater reward for exceeding our target levels and greater penalty for missing target levels as follows:

To encourage maximizing profitability rather than achieving a specific operating plan, the Compensation Committee revised the basis for the 2019 MIP non-GAAP operating income performance measure from being based on achieving the annual operating plan target to payment of this metric being based on a pool created by reserving a percentage of consolidated non-GAAP operating income. The pool would then be distributed on a pro-rata basis among participants in the 2019 MIP. No portion of this pool would be paid if the consolidated non-GAAP operating results are less than five percent of sales and the maximum payment would be two times a participant’s target for this portion of the 2019 MIP.

Payouts for performance between the threshold and maximum performance levels were to be determined on a linear basis. However, no incentive with respect to the sales performance measures would be paid if Cohu reported a non-GAAP operating loss.

Individual Performance Objectives

For purposes of the 2019 MIP, the Compensation Committee selected individual performance objectives for our CEO and our other executive officers that reflected their responsibilities for the overall management of Cohu. These performance objectives for each NEO are set forth in the table below.

Performance Measure Target Levels

With respect to the target levels for sales, the Compensation Committee believed that, at the time the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill. For 2019, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in uncertain market conditions, adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment. In addition, the Compensation Committee set the 2019 sales targets at levels significantly higher than those achieved in 2018.

For purposes of the 2019 MIP, the target levels for Company sales and non-GAAP operating income are set forth in the following table, which also summarizes the individual performance objectives for each NEO. The sales target level for Mr. Bohrson was set at the business unit level and Cohu deems that target to be sensitive competitive, confidential information. These activities were determined to be challenging to achieve due to the highly competitive markets in which we operate and the impact that achievement of the objectives would have on our business results.

2019 MIP Performance Measures and Objectives
Goals (as defined)	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. Rondé
Sales	$804.6 million	$804.6 million	Confidential	$804.6 million	$804.6 million
Non-GAAP Operating Income (1)	Pool based on 1.5% of non-GAAP Operating Income
Personal Goal #1	Complete acquisition integration, delivering target synergies	Complete implementation of ERP and business functions	Develop next generation handlers	Manage global facility consolidations and core asset divestitures	Grow handler customer share
Personal Goal #2	Expand customer share, positioning business for mid-term growth	Optimize financials and valuation metrics	Complete handler product consolidation, delivering improved gross margins	Manage Germany and global operational consolidations	Grow tester customer share
Personal Goal #3	Improve financial performance, driving debt repayment	Achieve target cost synergies in CoGS and Opex	Hold and grow handler customer share	None	Grow contactor customer share

(1) A reconciliation of GAAP to non-GAAP operating income is included as Appendix A to this proxy.

Annual Incentive Decisions

Following the end of 2019, the Compensation Committee compared our actual financial performance to the target performance levels established for the year and applied the incentive formula under the 2019 MIP to this actual performance. In addition, the Compensation Committee determined that our NEOs had achieved a majority of their individual performance objectives for 2019.

Based on these determinations, the annual cash incentives paid to our NEOs for 2019 were as follows:

Actual Achievement 2019 MIP Performance Measures and Objectives (as defined)
	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. Rondé
Sales	$583.3 million	$583.3 million	Confidential	$583.3 million	$583.3 million
Goal Payout %	0%	0%	0%	0%	0%
Non-GAAP (1) Operating Income	40%	40%	40%	40%	40%
Pool as % of Goal
Personal Goal #1	98%	60%	70%	90%	84%
Personal Goal #2	91%	100%	100%	100%	100%
Personal Goal #3	95%	100%	88%	None	89%
Total Personal Goal Achievement	95%	87%	86%	95%	91%
Actual Amount of Fiscal 2019 Annual Cash Incentives
Non-Equity Incentive Award Payable	$266,834	$112,197	$87,877	$74,117	$70,177
% of targeted award amount	45%	42%	42%	45%	33%

(1) A reconciliation of GAAP to non-GAAP operating income is included as Appendix A to this proxy.

The annual cash incentives paid to our NEOs for 2019 are set forth in the “2019 Summary Compensation Table” below.

On February 6, 2020, the Compensation Committee met and considered changes to the 2020 MIP with the objective to further incentivize profitable business growth. The Compensation Committee determined, for the 2020 MIP, to increase the weighting of corporate performance measures to 80% profitability (based on a 2020 non-GAAP Net Income target) and 20% sales growth (based on a four-year rolling sales growth target), and to eliminate individual performance measures.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including our NEOs. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet our business objectives, including increasing long-term stockholder value.

Generally, in determining the size of the equity awards granted to our executive officers, including our NEOs, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity awards), competitive market data (with particular reference to the median of the competitive market), the potential GAAP accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of RSU awards, PSU awards, other awards or a combination thereof.

On March 19, 2019, the Compensation Committee, based on the factors described above, approved the grant of RSU awards and PSU awards to our executive officers, including our NEOs. The Compensation Committee also determined that, to balance the retention value of the RSU awards with the performance focus of the PSU awards, the total dollar value of the equity awards should be equally weighted between RSU awards and PSU awards. The equity awards granted to our NEOs in 2019 were as follows:

	Number of	Number of
	Restricted	Performance
	Stock Units	Stock Units
Named Executive Officer	Granted	Granted (1)
Luis A. Müller	59,121	59,121
Jeffrey D. Jones	22,297	22,297
Christopher G. Bohrson	14,864	14,864
Thomas D. Kampfer	12,500	12,500
Pascal Rondé	27,027	27,027

(1)	PSUs granted at the target award level.

Restricted Stock Unit Awards

Consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2019 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

Performance Stock Unit Awards

2019 PSU Awards

The PSU awards granted to our executive officers in March 2019 will be earned based on our TSR as compared to a pre-established comparator group measured over a three-year performance period beginning on the first day of fiscal 2019, with earned shares vesting fully at the end of three years from the date of grant. The performance period for the 2019 PSU Awards was set at three years (rather than the two-year performance period used in the 2015 PSU awards) to enhance the long-term focus of the program.

The number of shares of our common stock that may be earned under the 2019 PSU Awards range from a minimum award level of 25% of the target number of shares subject to the awards, up to a maximum of 200% of the target number of shares as follows:

TSR Ranking Relative to Comparator Group	Percentage of Target Number of Shares Earned
Below 25th Percentile	25%
25th Percentile	25%
57th Percentile	100%
100th Percentile	200%

For performance between the percentile rankings listed above, the 2019 PSU Awards operate on a linear basis with an additional 7% of the target number of shares earned for each 3% increase in our TSR performance above the threshold performance level of 25%. TSR performance is calculated by an outside firm, Research Data Group, Inc.

The following graph illustrates how the number of shares of common stock subject to the 2019 PSU awards that are earned will be calculated:

For purposes of the 2019 PSU awards, the comparator group as of March 2019 consisted of the following companies that the Compensation Committee believes represent competition for our stockholders’ investments. As a result of our new financial profile and served markets after the acquisition of Xcerra in 2018, the Compensation Committee added five additional members to the peer group for the 2019 PSU awards: Entegris, MTS Systems, National Instruments, Novanta, OSI Systems. The Compensation Committee believes that it is appropriate for the peer group used for the TSR calculations to include companies from our industry that are competitive to us for investment, but that are excluded from the compensation peer group described above primarily as they are based outside of the U.S. or are have financial profiles outside the criteria ranges considered:

Advanced Energy Industries	Entegris	National Instruments
Advantest	FormFactor	Novanta
ASM Pacific	Intevac	OSI Systems
Axcelis Technologies	Kulicke & Soffa	Photronics
Besi	Micronics	Rudolph Technologies
Brooks Automation	MKS Instruments	Teradyne
Cabot Microelectronics	MTS Systems	Ultra Clean Holdings
Camtek	Nanometrics	Veeco

The equity awards granted to our NEOs in 2019 are set forth in the “2019 Summary Compensation Table” and the “2019 Grants of Plan-Based Awards Table” below.

2017 PSU Awards

The 2017 PSU awards had a three-year performance period after which the number of shares of our common stock earned was determined. Following the end of 2019, the Compensation Committee compared our actual performance with respect to the TSR peer group. The TSR result for the fiscal year 2017 through 2019 period as calculated by an outside firm, Research Data Group, Inc., was at the 29th percentile of the comparator group and, therefore, the number of shares of our common stock earned under the 2017 PSU awards was 34% of the target award number of shares.

The number of shares of our common stock earned by our NEOs with respect to their 2017 PSU awards was:

	Performance			Final Shares Earned
	Stock Unit Award	2017-19	Final	as a Percentage of
Named	(Target number	TSR Percentile	Shares	Target Number of
Executive Officer	of shares)	Result	Earned	Shares
Luis A. Müller	37,492	29%	12,871	34.3%
Jeffrey D. Jones	16,196	29%	5,560	34.3%
Christopher G. Bohrson	8,998	29%	3,089	34.3%
Thomas D. Kampfer	9,274	29%	3,184	34.3%

For purposes of the 2017 PSU awards, the pre-selected peer group consisted of the following companies that we felt represented competition for our stockholders’ investments. This group includes all the peer companies used for executive compensation comparisons at the time of grant plus seven others that provide similar products to our customers but that for various reasons such as revenue size or being located outside the U.S. would not be valid compensation peer members. During the performance period Electro Scientific Industries, Ultratech and Xcerra were acquired and therefore removed from the peer group. Nanometrics merged with Rudolph Technologies becoming Onto Innovation which replaced both companies in the peer group:

Advanced Energy Industries	Cabot Microelectronics	Onto Innovation
Advantest	Camtek	Photronics
ASM Pacific	FormFactor	Teradyne
Axcelis Technologies	Kulicke & Soffa	Ultra Clean Holdings
Besi	Micronics	Veeco
Brooks Automation	MKS Instruments

Deferred Compensation Benefits and 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our U.S. based executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer receipt of up to 25% of their base salary and/or up to 100% of their annual cash incentive payment, thereby allowing them to defer taxation on such amounts.

We may match participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $280,000 for 2019. Our matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with us. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. We have not matched any participant contributions to the Deferred Compensation Plan since 2008.

For additional information on the Deferred Compensation Plan, see “2019 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our U.S. based executive officers and other employees. The majority of our U.S. based employees, including all of the U.S. based NEOs, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions in 2019 are immediately vested and our matching contribution was at the rate of 50% of the first 8% of employee pre-tax contributions to the plan. Generally, during 2019 the maximum annual amount that any participant could contribute to the 401(k) Plan was $19,000 unless aged 50 or more which allows participants to make an additional $6,000 in “catch-up” contributions and our maximum matching contribution was $11,200.

Welfare and Health Benefits

In 2019, our executive officers, including our NEOs, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees located in the same country. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

In accordance with agreements executed prior to 1997, we pay certain health care-related costs for certain retired executive officers of Cohu and their dependents, including insurance premiums and non-insurance covered costs, such as prescription copays and other health care costs. Beyond certain specific individuals, these benefits are no longer offered to any current or retired Cohu employee.

The 401(k) Plan and other generally-available benefit programs allow us to be competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty. The principal objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally-available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our U.S. based benefit programs against our peers with data provided by Aon, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. Similar evaluations are made in other regions with local benefit consultants. We also evaluate the competitiveness of the 401(k) Plan against the companies in the compensation peer group, including an analysis of the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefit programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2019, we provided our NEOs with automobile expense reimbursement or allowances as follows:

Annual
Auto
Named Executive Officer	Allowance
Luis A. Müller	$9,000
Jeffrey D. Jones	$6,000
Christopher G. Bohrson	$6,000
Thomas D. Kampfer	$6,000
Pascal Rondé	€10,800

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

In connection with his appointment as our President and Chief Executive Officer on October 7, 2014, we entered into an “at-will” employment agreement with Dr. Müller effective December 28, 2014.

Mr. Rondé is a party to an employment agreement dated December 19, 2011, and amended on April 26, 2014, October 2, 2018 and March 17, 2020, with our French subsidiary. His employment is also subject to a Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary. As part of the October 2, 2018 amendment, Mr. Rondé was offered a retention incentive consisting of the accelerated vesting of any outstanding restricted stock units outstanding on November 30, 2020 and a gross cash incentive payment equal to six months of his then base salary at November 30, 2020; provided, however, that he has met certain management performance objectives at that time, as defined in his amended agreement. Thereafter, the March 17, 2020 amendment clarified that any restricted stock unit grants made on or after March 16, 2020 would not be eligible for any potential accelerated vesting as set forth in the previous October 2, 2018 amendment.

Post-Employment Compensation

With the exception of Dr. Müller and Messrs. Jones, Kampfer and Rondé, and except as may be stated in our 2005 Equity Incentive Plan with respect to a change in control, we do not have any employment or other arrangements providing for post-employment compensation with any NEO.

Under the terms of the employment agreement with Dr. Müller, he is entitled to, absent a change in control, severance of 12 months base salary and health benefits under certain conditions, provided that the termination is not for cause, as defined in his agreement.

Under the terms of the employment agreement with Mr. Rondé, Mr. Rondé is entitled to receive the following compensation in the event his employment is terminated by us, except in the case of his gross or willful misconduct, subject to Mr. Rondé executing and not revoking a Company provided settlement agreement: i) a termination indemnity equal to one year of Mr. Rondé’s gross base salary, inclusive of any amount of dismissal or retirement indemnity that Mr. Rondé may otherwise be entitled to under any applicable Collective Bargaining Agreement; ii) a pro rata portion of Mr. Rondé’s target annual incentive (based on the target incentive percentage in effect as of the termination date); iii) an amount equal to Mr. Rondé’s target annual incentive (based on the target incentive percentage in effect as of the termination date). To the extent that we are required to make the severance payments described above to Mr. Rondé, we will not be required to make the social payment under the Collective Bargaining Agreement described above. In addition, unless waived by us, upon his termination, Mr. Rondé would be subject to a non-competition agreement which would restrict him from working for certain of our competitors for a period of one year following his termination. During this non-competition period, Mr. Rondé would be entitled to receive a monthly payment equal to either 50% or 60% (as determined under French law) of his average monthly salary over the twelve months preceding the month in which he is terminated.

In the case of Dr. Müller and Messrs. Jones and Kampfer, their arrangements provide, under certain circumstances, for payments and benefits upon termination of employment following a change in control of Cohu. The payments and benefits payable under these arrangements in the event of a change in control of Cohu are subject to a “double trigger,” meaning that both a change in control of Cohu and a subsequent involuntary termination of employment are required. In other words, the change in control of Cohu does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of Dr. Müller and Messrs. Jones and Kampfer are subsequently terminated without “cause” (or they resign for “good reason”) during a specified period following the change in control. We believe that a “double trigger” arrangement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of Cohu, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of Cohu in which they believe they may lose their jobs.

The post-employment payments and benefits which our NEOs are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with the severance packages offered to executives by the companies in the compensation peer group.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy provides that over the five-year period commencing with their appointment or employment as an executive officer or over a three-year period following an increase in their annual base salary or a new ownership level being approved, these individuals must accumulate and hold shares of our common stock having the following values:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
Chief Financial Officer	Two times annual base salary
All other executive officers	One times annual base salary

Under our stock ownership policy, our executive officers should not sell any shares of our common stock, other than to settle tax withholding obligations due to the vesting of shares, until the applicable ownership level has been met and, once met, subsequent sales, if any, should not reduce their ownership of our common stock below these minimum ownership levels unless approved by the Compensation Committee in advance. Vested “phantom” and deferred but unissued shares of our common stock are included as shares owned for purposes of our stock ownership policy.

The Compensation Committee monitors compliance with these stock ownership levels on an annual basis using the average closing price of our common stock during the preceding fiscal year. As of December 28, 2019, each of our NEOs was compliant with the policy.

Compensation Recoupment Policy

We have adopted a formal compensation recoupment (“clawback”) policy under which our Board of Directors may seek reimbursement of the amount paid, awarded or granted to any executive officer or other financial officer as designated by the Compensation Committee if, as a result of their fraud or misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will amend our compensation recoupment policy once final regulations implementing this provision have been adopted.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date.

Grants of equity awards to newly hired or appointed executive officers, including NEOs, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to our executive officers, including our NEOs, will be approved on an annual basis at a meeting of the Compensation Committee or our Board of Directors, as applicable, which is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Cohu has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

No Hedging or Pledging

Cohu’s Insider Trading Policy prohibits all officers, directors, and other employees with access to sensitive Company information from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in Cohu’s stock, including, among other things, short sales and transactions involving publicly traded options. In addition, such officers, directors, and employees are prohibited from holding Cohu stock in margin accounts and from pledging Cohu stock as collateral for loans. We believe that these policies further align the interests of our officers and directors with those of our stockholders

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on Cohu and our executive officers. The Compensation Committee seeks to keep the compensation expense associated with our executive compensation program as a whole within reasonable levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease benefits under another plan or arrangement to avoid compensation expense that is above the desired level.

Deductibility of Executive Compensation

Prior to January 1, 2018, Section 162(m) of the Code generally disallowed a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million could be deducted if, among other things, it qualified as “performance-based compensation” within the meaning of the Code.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In the case of stock options and performance stock unit awards which were outstanding on November 2, 2017 and which are not subsequently modified in any material respect, the compensation income realized upon the exercise of such stock options or upon the vesting of such performance stock unit awards granted under a stockholder-approved employee stock plan generally are expected to be deductible as long as the options or awards, as applicable, were granted by a committee whose members are outside directors and certain other conditions are satisfied.

The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of Cohu and our stockholders.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executive officers rather than Cohu. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executive officers, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Cohu that exceeds certain prescribed limits, and that Cohu (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of Cohu.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting implications into consideration in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, directors and consultants, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method. Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We estimate the fair value of each share-based payment award on the grant date using either the Black-Scholes or the Monte Carlo simulation valuation model. Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions for the Black-Scholes model include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award. The risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the award as of the grant date. Expected dividends are based primarily on historical factors related to our common stock. Expected volatility is based on historic weekly stock price observations of our common stock during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term. We believe that historical volatility is the best estimate of future volatility. Expected life of the award is based on historical option exercise data. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group price volatility, the correlation between Cohu and the selected index, and dividend yields.

Share-based compensation expense related to restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals and recognize actual forfeitures as they occur.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2019. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2020 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chair)         Lynne J. Camp          Jorge L. Titinger

2019 SUMMARY COMPENSATION TABLE

The following table shows compensation information for fiscal 2019 for our NEOs.

					Non-Equity
					Incentive
				Stock	Plan	All Other
Name and		Salary	Bonus	Awards	Comp.	Comp.	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Luis A. Müller	2019	583,558	-	1,654,342	266,834	20,568	2,525,302
President &	2018	585,769	-	1,418,959	651,000	19,037	2,674,765
Chief Executive Officer	2017	527,308	-	1,386,829	794,361	17,581	2,726,079

Jeffrey D. Jones	2019	371,257	-	623,921	112,197	18,166	1,125,541
Vice President, Finance &	2018	340,652	-	608,138	223,589	17,787	1,190,166
Chief Financial Officer	2017	328,039	-	599,090	292,884	14,887	1,234,900

Christopher G. Bohrson	2019	340,192	-	415,929	87,877	18,121	862,119
Sr. Vice President & General Manager,	2018	266,925	-	334,451	123,573	17,649	742,598
Test Handler Group	2017	248,077	-	332,836	190,171	12,952	784,036

Thomas D. Kampfer	2019	326,964	-	349,779	75,117	18,106	769,966
Vice President, Corp. Development,	2018	292,235	-	334,451	159,704	17,955	804,345
General Counsel & Secretary	2017	208,942	50,000	358,533	114,803	4,206	736,484

Pascal Rondé (5)	2019	355,374	-	662,610	70,177	12,116	1,100,277
Sr. Vice President,	2018	94,997	51,795	-	-	3,186	149,978
Global Customer Group

(1)

Amount shown for Mr. Kampfer was a new-hire bonus of $50,000. Mr. Rondé’s cash bonus of $51,795 represents incentive compensation earned during his employment by Cohu under the terms of his agreement with Xcerra.

(2)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2019, 2018 and 2017 calculated in accordance with FASB Topic ASC 718 without regard to estimated forfeitures. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 28, 2019, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. No stock options were granted to the NEOs during the three -year period ended December 28, 2019. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2019 would be $1,668,395, $629,221, $352,750, $419,462 and $762,702 for Dr. Müller and Messrs. Jones, Kampfer, Bohrson, Rondé, respectively.

(3)

Amounts consist of performance-based cash incentives received by the NEO earned for services rendered in fiscal 2019, 2018 and 2017. Such amounts were paid under the 2005 Plan in February or March of the following fiscal year.

(4)	The amounts shown in this column reflect the following for each NEO:

(a)

For U.S. based NEOs, includes amounts of Cohu’s matching contributions in fiscal 2019 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

(b)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient). No life insurance benefits are provided to Mr. Rondé.

(c)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient).

Except as noted above, the amount attributable to each such perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such NEO.

(5)

Mr. Rondé joined Cohu and was appointed an executive officer on October 1, 2018 upon the closing of the acquisition of Xcerra. Payments to Mr. Rondé were made in Euros and the reported salary amounts represent compensation earned subsequent to becoming employees of Cohu. Compensation amounts presented have been converted to U.S. Dollars using the average daily exchange rate for the annual period presented above.

We have not entered into any employment agreement with any of our NEOs, with the exception of Dr. Müller and Mr. Rondé, whose employment agreements are described in more detail in “Employment Agreements” above. Similarly, the material terms of stock awards granted to our NEOs in 2019 and performance-based cash incentives earned by our NEOs for 2019 are described in more detail in “Long-Term Incentive Compensation” and “Annual Cash Incentive”, respectively, above.

2019 CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Luis Müller, our CEO.

For 2019, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $35,123; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $2,525,302.

Based on this information, for 2019 the ratio of the annual total compensation of Dr. Müller, our CEO, to the median of the annual total compensation of all our employees was 72 to 1.

We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median compensated employee in 2019, we determined that, as of November 1, 2019, our employee population consisted of approximately 3,100 individuals globally, with 21% of these individuals located in the Americas, 20% located in Europe (primarily in Germany and Switzerland), and 59% located in Asia (primarily in Malaysia and the Philippines). This population includes employees that joined Cohu via the acquisition of Xcerra Corporation on October 1, 2018.

We selected November 1, 2019, which is within the last three months of 2019, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. We excluded equity compensation as a factor in identifying the median employee as less than 10% of our employee population receives equity grants as part of their compensation. Additionally, we used forecasted 2019 compensation (actual compensation paid January through October 2019 plus estimated compensation for November through December 2019) based on salary or wages, overtime pay, monthly allowances, statutory bonuses, and incentive pay received. Due to the geographical distribution of our employee populations, we also excluded social program contributions and other benefits as these vary greatly from country to country.

Using this methodology, we determined that the “median employee” was a full-time, salaried employee located in Japan. The median employee’s actual annual total compensation for the 12-month period ending December 31, 2019, was $35,123. This amount includes all wages, overtime pay, statutory and variable incentive payments, allowances and localized personal benefits, and mandatory payments to the government regarding pension, healthcare and housing converted to U.S. Dollars.

2019 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to our NEOs during fiscal 2019, which ended on December 28, 2019. The stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 28, 2019” table included herein. Cohu did not grant any stock options to NEOs under the 2005 Plan in fiscal 2019.

									All Other
		Estimated Future				Estimated Future			Stock	Grant
		Payouts Under Non-				Payouts Under			Awards:	Date Fair
		Equity Incentive				Equity Incentive			Number of	Value of
		Plan Awards (1)				Plan Awards (2)			Shares of	Stock and
			Thres-		Maxi-	Thres-		Maxi-	Stock or	Option
		Grant	hold	Target	mum	hold	Target	mum	Units	Awards
Name	Award Type	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)

Luis A.	Cash Incentive	-	0	595,000	991,865	-	-	-	-	-
Müller	Time-based RSUs	3/19/2019	-	-	-	-	-	-	59,121	820,144
	Performance-based RSUs	3/19/2019	-	-	-	14,780	59,121	118,242	-	834,197

Jeffrey D.	Cash Incentive	-	0	266,000	443,422	-	-	-	-	-
Jones	Time-based RSUs	3/19/2019	-	-	-	-	-	-	22,297	309,311
	Performance-based RSUs	3/19/2019	-	-	-	5,574	22,297	44,594	-	314,611

Christopher G.	Cash Incentive	-	0	210,000	350,070	-	-	-	-	-
Bohrson	Time-based RSUs	3/19/2019	-	-	-	-	-	-	14,864	206,198
	Performance-based RSUs	3/19/2019	-	-	-	3,716	14,864	29,728	-	209,731

Thomas D.	Cash Incentive	-	0	167,500	279,223	-	-	-	-	-
Kampfer	Time-based RSUs	3/19/2019	-	-	-	-	-	-	12,500	173,404
	Performance-based RSUs	3/19/2019	-	-	-	3,125	12,500	25,000	-	176,375

Pascal	Cash Incentive	-	0	215,846	377,730	-	-	-	-	-
Rondé	Time-based RSUs	-	-	-	-	-	-	-	27,027	281,259
	Performance-based RSUs	-	-	-	-	6,757	27,027	54,054	-	381,351

(1)

Amounts shown are estimated possible payouts for fiscal 2019 under the executive cash incentive plan. These amounts are based on the individual’s fiscal 2019 base salary amounts, and position. The maximum amount shown is 133% of the target amount for each of the NEOs. Actual cash incentives received by the NEOs for fiscal 2019 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation”. Amounts earned by our NEOs for performance in 2019 are based on the attainment of performance goals for both Cohu and the individual NEO, as described in more detail in “Annual Cash Incentives” above.

(2)

The PSU awards granted to our NEOs in 2019 are subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the three-year period following the date of grant. The PSU awards granted in 2019 vest 100% on the third anniversary of the date of grant.

(3)

The amounts reflect the number of RSUs awarded to each NEO under the 2005 Plan. The RSU awards granted to our NEOs in 2019 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

(4)

The amounts shown are the grant date fair value for stock awards issued in fiscal 2019. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans”, included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 28, 2019, filed with the SEC.

OUTSTANDING EQUITY AWARDS AT DECEMBER 28, 2019

The following table shows all outstanding equity awards held by our NEOs at the end of fiscal 2019, which ended on December 28, 2019.

	OPTION AWARDS			STOCK AWARDS
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market
								Number	or Payout
								of	Value of
							Market	Unearned	Unearned
							Value of	Shares,	Shares,
	Number of				Number		Shares or	Units or	Units or
	Securities				of Shares		Units of	Other	Other
	Underlying				or Units		Stock	Rights	Rights
	Unexercised				of Stock		That	That	That
	Options	Option	Option	Award	That Have		Have Not	Have Not	Have Not
	Exercisable	Exercise	Expiration	Grant	Not		Vested	Vested	Vested
Name	(#) (1)	Price ($)	Date	Date	Vested (#)		($) (6)	(#) (7)	($) (8)
					.		.
Luis A.	23,000	9.44	3/26/2023	3/22/2016	10,262	(2)	228,843	-	-
Müller				3/22/2017	18,746	(2)	418,036	37,492	836,072
				3/20/2018	23,066	(2)	514,372	30,755	685,837
				3/19/2019	59,121	(2)	1,318,398	59,121	1,318,398

Jeffrey D.	33,780	10.58	3/6/2022	3/22/2016	5,233	(2)	116,696	-	-
Jones	38,442	9.44	3/26/2023	3/22/2017	8,098	(2)	180,585	16,196	361,171
				3/20/2018	9,885	(2)	220,436	13,181	293,936
				3/19/2019	22,297	(2)	497,223	22,297	497,223

Christopher G.	-	-	-	6/1/2016	3,344	(2)	74,571	-	-
Bohrson				3/22/2017	4,498	(2)	100,305	8,998	200,655
				3/20/2018	5,436	(2)	121,223	7,249	161,653
				3/19/2019	14,864	(2)	331,467	14,864	331,467

Thomas D.	-	-	-	5/31/2017	4,636	(2)	103,383	9,274	206,810
Kampfer				3/20/2018	5,436	(2)	121,223	7,249	161,653
				3/19/2019	12,500	(2)	278,750	12,500	278,750

Pascal	-	-	-	10/1/2018	9,928	(3)	221,394	-	-
Rondé				10/1/2018	19,856	(4)	442,789	-	-
				10/1/2018	10,074	(5)	224,650	-	-
				3/19/2019	27,027	(2)	602,702	27,027	602,702

(1)	All stock options vest at a rate of 25% per year over the first four years after the date of grant and have a ten-year term.

(2)	RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

(3)

Replacement Cohu awards granted to Mr. Rondé on October 1, 2018. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of original grant. At December 28, 2019, one tranche remains unvested and all of the shares shown above vest on August 25, 2020.

(4)

Replacement Cohu awards granted to Mr. Rondé on October 1, 2018. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of original grant. At December 28, 2019, two tranches remain unvested and will vest in equal installments on August 29, 2020 and August 29, 2021.

(5)

Replacement Cohu awards granted to Mr. Rondé on October 1, 2018. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of original grant. At December 28, 2019, three tranches remain unvested and will vest in equal installments on September 6, 2020, September 6, 2021 and September 6, 2022.

(6)	Based on a closing price of Cohu’s common stock of $22.30 as reported on the Nasdaq Global Select Market on December 27, 2019.

(7)	Reflects PSUs granted under the 2017, 2018 and 2019 PSU program at the target award level. PSUs granted in 2017, 2018 and 2019 vest 100% on the third anniversary of their grant.

(8)

Based on a closing price of Cohu’s common stock of $22.30 as reported on the Nasdaq Global Select Market on December 27, 2019. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant.

2019 OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by our NEOs during fiscal 2019, which ended on December 28, 2019.

			Stock Awards
	Option Awards		Number
	Number	Value	of Shares	Value
	of Shares	Realized	Acquired	Realized
	Acquired on	on Exercise	on Vesting	on
Name	Exercise (#)	($) (1)	(#) (2)	Vesting ($) (3)
Luis A. Müller	22,000	84,260	37,586	551,822
Jeffrey D. Jones	-	-	23,034	338,303
Christopher G. Bohrson	-	-	10,751	156,873
Thomas D. Kampfer	-	-	4,132	60,229
Pascal Rondé	-	-	29,784	373,748

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.

(2)

Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Dr. Müller, 18,637 shares; Mr. Jones, 11,424 shares; Mr. Kampfer 2,049 shares; and Mr. Bohrson 5,331 shares. No shares were withheld for taxes for Mr. Rondé.

(3)

The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s common stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

2019 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and cash incentives. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of cash incentives. Cohu may make matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

As of December 28, 2019, none of our NEOs have any amounts deferred under the Deferred Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 28, 2019 (in thousands, except per share amounts):

	Number of securities	Weighted average	Number of securities
	to be issued upon	exercise price of	available for future issuance
	exercise of outstanding	outstanding options,	under equity compensation
	options, warrants and	warrants and rights	plans (excluding securities
Plan category	rights (a) (1)	(b) (2)	reflected in column (a))(c) (3)
Equity compensation plans approved by security holders	2,055	$10.27	3,415

Equity compensation plans not approved by security holders	-	-	-
	2,055	$10.27	3,415

(1)

Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 28, 2019.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have no exercise price.
(3)	Includes 911,337 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee’s members during the last fiscal year have, at any time, been an officer or employee of Cohu. During fiscal 2019, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2019 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Estimated Payments Upon a Qualifying Termination in Connection with a Change of Control

Cohu has entered into Change in Control Agreements with Dr. Müller and Messrs. Jones and Kampfer pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change in control of Cohu. For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of Cohu’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of Cohu’s then outstanding stock;

(ii) A change in the effective control of Cohu which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period (six (6) month period in the case of Dr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of Cohu’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from Cohu that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Cohu immediately prior to such acquisition or acquisitions.

The term “change in control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of Cohu is owned, directly or indirectly, by a holding company, and the holders of Cohu’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a change in control unless the transaction qualifies as a change in control event for the purposes of Section 409A of the Internal Revenue Code.

Termination of employment for purposes of these agreements means a discharge of the executive within twenty-four (24) months of the change in control event, other than for specified causes including death, disability, wrongful acts, dishonesty, conviction of a felony, willful breach of fiduciary duties, habitual neglect of duties or normal retirement. Termination also includes resignation for “good reason” following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amount of the payment upon termination is an amount equal to twenty-four (24) months of the executive’s base salary rate (as in effect immediately prior to (1) the change in control, or (2) executive’s termination, whichever is greater), an amount equal to two times the executive’s target annual incentive established for the year prior to the year of executive’s termination of employment, plus an amount equal to a pro-rated portion of the executive’s target annual incentive for the year of the executive’s termination of employment. The executive would also be entitled to receive reimbursement of payments made for the continuation of the executive’s health coverage pursuant to COBRA, for a period of up to twenty-four (24) months. The payment of such severance benefits, including the reimbursement of payments for COBRA continuation coverage, is limited to that amount which would not result in an “excess parachute payment” under Section 280G of the Internal Revenue Code. The amounts payable under their Change in Control Agreements may change from year-to-year based on the executive’s compensation at the time of termination.

In addition, all outstanding and unvested equity awards relating to Cohu common stock as of the executive’s date of termination of employment (“Equity Awards”) will vest and be exercisable and remain subject to the terms and conditions of the applicable Equity Award and the post-termination exercise period for any outstanding stock options will be extended so as to terminate on the first to occur of twelve (12) months or the stock option’s original term expiration.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

With respect to Mr. Rondé, the figures below reflect compensation in the event his employment is terminated by us, with or without a change in control, except in the case of his gross or willful misconduct.

Further, the Deferred Compensation Plan provides that payment of the participant’s account balance will commence within thirty (30) days of a change in control, as defined in the Deferred Compensation Plan. The payment of the deferred compensation account balance would be in accordance with the payment method selected by the participant (i.e., lump sum, or five, ten or fifteen annual installments).

In the event of the occurrence of both a change in control and the subsequent termination of employment (as applicable), as of December 28, 2019, the amounts payable to certain executive officers would have been as follows:

			Annual	Medical
	Total	Severance	Bonus	Benefits	RSUs/PSUs
Name	($)	($) (1)	($) (1)	($) (2)	($) (3)
Luis A. Müller	8,202,649	1,695,750	1,130,500	56,443	5,319,956
Jeffrey D. Jones	3,594,915	938,600	433,200	55,845	2,167,270
Christopher G. Bohrson	1,321,341	-	-	-	1,321,341
Thomas D. Kampfer	2,316,755	795,625	318,250	52,311	1,150,569
Pascal Rondé	2,846,101	546,810	205,054	-	2,094,237

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Dr. Müller and Messrs. Jones and Kampfer, and Mr. Rondé under his employment agreement. These amounts are based on the individual’s fiscal 2019 base salary.

(2)

Upon termination as of December 28, 2019, Dr. Müller and Messrs. Jones and Kampfer would have been entitled to receive reimbursement for continued health care benefits pursuant to COBRA for a period of twenty-four (24) months.

(3)

The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs and PSUs have been calculated based on the total unvested RSUs and PSUs and the closing price of Cohu’s common stock of $22.30 on December 27, 2019, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Kampfer, Bohrson and Rondé as of December 28, 2019.

Estimated Payments Upon a Qualifying Termination Not in Connection with a Change of Control

In the event of termination of employment not in connection with a change of control in the case for Dr. Müller by Cohu without cause, or by Dr. Müller for good reason, or in the case for Mr. Rondé by Cohu for reasons other than gross or willful misconduct, as of December 28, 2019, the amounts payable to each executive officers would have been as follows:

					Restricted
			Annual	Medical	Sock
	Total	Severance	Bonus	Benefits	Units
Name	($)	($) (1)	($) (1)	($) (2)	($) (3)
Luis A. Müller	593,471	565,250	-	28,221	-
Pascal Rondé	2,846,101	546,810	205,054	-	2,094,237

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under Dr. Müller and Mr. Rondé’s employment agreements. These amounts are based on the individual’s fiscal 2019 base salary.

(2)	Reflects reimbursement to Dr. Müller for continued health care benefits pursuant to COBRA for a period of twelve (12) months.

(3)

Reflects amount Mr. Rondé would receive if his employment with Cohu terminates. The amount presented above for RSUs has been calculated based on the total unvested RSUs and the closing price of Cohu’s common stock of $22.30 on December 27, 2019, prior to the payment of associated taxes, held by Mr. Rondé as of December 28, 2019.

Other than as described above, and in the “Employment Agreements” section of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to our NEOs upon resignation, severance, retirement, termination or a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding high legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

Since the beginning of the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which Cohu was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

OTHER MATTERS

The Board is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

STOCKHOLDER PROPOSALS – 2021 ANNUAL MEETING

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2021 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before November 24, 2020 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2021 Annual Meeting of Stockholders of Cohu, including nominations for candidates for membership on Cohu’s Board of Directors, which proposal is not otherwise intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no earlier than October 23, 2020 and no later than November 24, 2020. If Cohu fails to receive notice of the proposal within such timeframe, any such proposal will be considered untimely, Cohu will not be required to consider or provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2021 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 28, 2019, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

By Order of the Board of Directors,

Thomas D. Kampfer
Secretary

Poway, California

March 25, 2020

Appendix A

Non-GAAP Financial Measures

The CD&A of this Proxy Statement includes references to non-GAAP Operating Income used for the calculation of the 2019 MIP. This financial measure differs from Cohu’s Operating Income prepared under generally accepted accounting principles (GAAP) by adjusting Cohu’s actual results prepared under GAAP to exclude charges and the related income tax effect for: share-based compensation, the amortization of acquired intangible assets, restructuring costs, manufacturing transition and severance costs, acquisition-related costs and associated professional fees, fair value adjustment to contingent consideration, reduction of indemnification receivable, amortization of favorable/unfavorable lease adjustments and purchase accounting inventory step-up included in cost of sales. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided below and should be considered together with the Condensed Consolidated Statements of Income. Human Resources and the Compensation Committee utilized this non-GAAP measure in evaluating compensation decisions in 2019 to benchmark compensation decisions based on measures utilized by management and the Board in evaluating Cohu's performance.

These non-GAAP measures are not meant as a substitute for GAAP but are included for informational and comparative purposes. Cohu’s management believes that this information can assist investors in evaluating Cohu’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

A reconciliation of this non-GAAP measure to GAAP is as follows:

Twelve
Months Ended
December 28,
Income from Operations Reconciliation (in thousands)	2019

Loss from continuing operations before taxes - GAAP basis	$(72,077)
Share-based compensation	14,148
Amortization of purchased intangible assets	39,590
Restructuring charges related to inventory adjustments in cost of sales	2,729
Restructuring charges	13,484
Manufacturing transition and severance costs	2,594
Other acquisition costs	432
Amortization of inventory step-up	6,038
PP&E step-up	4,014
Reduction of indemnification receivable	1,202
Interest expense	20,556
Interest income	(764)
Income from continuing operations - non-GAAP basis	$31,946

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/05/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/05/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

Nominees	For	Against	Abstain
1a. William E. Bendush	☐	☐	☐
1b. Nina L. Richardson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000449429_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

COHU, INC.
Annual Meeting of Stockholders
May 6, 2020 1:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Luis A. Müller and Jeffrey D. Jones, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COHU, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. PDT on May 6, 2020, at 12367 Crosthwaite Circle, Poway, California 92064-6817, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000449429_2 R1.0.1.18